INTERNATIONAL PLACE
6400 POPLAR AVENUE
MEMPHIS, TN 38197

Exhibit 99.1

News Release

International Paper Reports Fourth-Quarter and 2009 Earnings

MEMPHIS, Tenn. – Feb. 3, 2010 – International Paper (NYSE: IP) reported preliminary full-year 2009 net earnings attributable to common shareholders totaling $663 million ($1.55 per share) compared with a loss of $1.3 billion ($3.05 per share) in 2008. In the fourth quarter of 2009, the company reported a net loss of $101 million ($0.24 per share) compared with a net loss of $1.8 billion ($4.25 per share) in the fourth quarter of 2008. Amounts in all periods include special items. Full-year 2008 results of operations include the acquisition of Weyerhaeuser Company’s packaging business since August 2008.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	Fourth Quarter 2009	Fourth Quarter 2008	Full Year 2009	Full Year 2008
Net Earnings (Loss)	($0.24)	($4.25)	$1.55	($3.05)
Less – Discontinued Operations (Gain) Loss	—	(0.01)	—	0.03

Earnings (Loss) from Continuing Operations	(0.24)	(4.26)	1.55	(3.02)
Add Back – Net Special Items Expense (Income)	0.48	4.47	(0.67)	5.03

Earnings from Continuing Operations and Before Special Items	$0.24	$0.21	$0.88	$2.01

Full-year 2009 earnings from continuing operations and before special items were $378 million ($0.88 per share) compared with $855 million ($2.01 per share) in 2008. Earnings from continuing operations and before special items in the 2009 fourth quarter totaled $101 million ($0.24 per share), compared with $89 million ($0.21 per share) in the fourth quarter of 2008.

Quarterly net sales were $6.0 billion compared with $6.5 billion in the fourth quarter of 2008. Annual sales totaled $23.4 billion compared with $24.8 billion in 2008.

Operating profits in the fourth quarter were a loss of $147 million, including special items, down from profits of $132 million in the fourth quarter of 2008. Full-year 2009 operating profits were $2.4 billion compared with $1.4 billion in 2008.

During 2009, International Paper generated $4.1 billion of free cash flow (cash provided by operations less capital expenditures), compared with $1.7 billion in 2008, reflecting reduced capital spending and continued focus on working capital management and overhead spending control, as well as $1.7 billion received from alternative fuel mixture credits. The company also repaid $3.1 billion of debt during 2009. At year end, the company had $1.9 billion in cash and $2.5 billion in committed liquidity facilities.

“Despite all the uncertainties we faced at the beginning of 2009 and throughout the year, plus the challenge of rising input costs in the fourth quarter, International Paper overall has delivered solid results,” said John Faraci, chairman and chief executive officer. “Our focus on reducing overhead costs, matching our supply with our customer demand and realizing Industrial Packaging synergies gave us the ability to generate record free cash flow and pay down a significant amount of debt while positioning ourselves for 2010.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special items, management focuses on business segment operating profits excluding those items. Fourth-quarter 2009 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging had an operating profit of $84 million compared to an operating profit of $214 million in the third quarter of 2009 due to higher-cost manufacturing operations, higher freight, unfavorable input costs and higher annual maintenance outages. Results were also negatively impacted by lower prices and lower margins from increased export sales.

Printing Papers had an operating profit of $139 million compared to an operating profit of $138 million in the third quarter. While operatons were solid, lower annual maintenance outage costs were largely offset by higher input costs and lower margins from increased export sales. Pulp prices increased but paper prices were lower before starting to see improvement late in the quarter.

Consumer Packaging had an operating profit of $49 million compared to an operating profit of $68 million in the third quarter. In Coated Paperboard, results were negatively impacted by higher annual outages and operations costs. Improved operations in Shorewood Packaging and Foodservice were offset by lower volume and unfavorable mix.

The company’s distribution business, xpedx, reported operating profits of $31 million, higher than the $21 million posted in the third quarter of 2009 reflecting a $17 million favorable inventory valuation adjustment. Volumes improved and while overhead reduction efforts continued, higher costs were incurred for commissions, advertising and freight.

Forest Products operating profits totaled $18 million, up from $2 million in the prior quarter due to two land sales. Our previously announced agreement to sell approximately 143,000 acres has expired in accordance with its terms and will not be completed. The company has nearly 200,000 acres of land remaining for sale, primarily composed of smaller retail and larger transitional tracts.

Net corporate expenses totaled $40 million for the 2009 fourth quarter compared with $46 million in the 2009 third quarter and $21 million in the fourth quarter of 2008. The increase from the 2008 fourth quarter reflects higher pension expense in 2009.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the fourth quarter of 2009 was 22 percent, compared with 30 percent in the third quarter of 2009. The lower fourth-quarter rate is a result of non-U.S. tax incentives and adjustments of tax estimates upon the filing of the company’s 2008 non-U.S. income tax returns. The 2009 full-year tax rate was 30 percent compared with 31.5 percent for the 2008 full year.

EFFECTS OF SPECIAL ITEMS

Special items in the fourth quarter of 2009 included a $516 million pre-tax credit ($469 million after taxes) for alternative fuel mixture credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce renewable energy to operate their businesses, a $15 million pre-tax charge ($10 million after taxes) for costs associated with the Industrial Packaging business integration, a pre-tax charge of $1.0 billion ($638 million after taxes) for restructuring and other charges, and an $11 million pre-tax charge ($8 million after taxes) for net losses on sales and impairments of businesses. Restructuring and other charges included a pre-tax charge of $861 million ($525 million after taxes) for shutdown costs for the closures of the Albany, Franklin and Pineville mills announced in the fourth quarter of 2009; a pre-tax charge of $82 million ($50 million after taxes) for the shutdown of a paper machine at the Valliant mill; a pre-tax charge of $58 million ($35 million after taxes) for early debt extinguishment costs; a pre-tax charge of $23 million ($15 million after taxes) for severance and benefit costs associated with the company’s 2008 overhead reduction program; a $9 million charge, before and after taxes, for severance and other costs associated with the planned closure of the Etienne mill in France; and pre-tax charges of $7 million ($4 million after taxes) for costs associated with the reorganizations of the company’s Shorewood and xpedx operations. Additionally, a $15 million income tax expense was recorded to write off a deferred tax asset for a recycling credit in the state of Louisiana. The net after-tax effect of these special items is a loss of $202 million, or $0.48 per share.

Special items in the third quarter of 2009 included a $525 million pre-tax credit ($320 million after taxes) for alternative fuel mixture credits, an $18 million pre-tax charge ($11 million after taxes) for costs associated with the Industrial Packaging business integration, and a pre-tax charge of $151 million ($95 million after taxes) for restructuring and other charges. Restructuring and other charges included a pre-tax charge of $102 million ($62 million after taxes) for early debt extinguishment costs, a $39 million pre-tax charge ($24 million after taxes) for severance and benefits costs associated with the company’s 2008 overhead reduction program, and a $10 million pre-tax charge ($9 million after taxes) for facility closure costs.

Special items in the fourth quarter of 2008 included a pre-tax charge of $218 million ($132 million after taxes) for restructuring and other charges, a $1.8 billion charge, before and after taxes, for impairments of goodwill for the company’s U.S. Printing Papers and U.S. and European Coated Paperboard businesses, a pre-tax charge of $26 million ($16 million after taxes) for costs associated with the Industrial Packaging business integration, and a $40 million after-tax benefit for a reduction in deferred taxes related to the restructuring of the company’s international operations. Restructuring and other charges included a $123 million pre-tax charge ($75 million after taxes) associated with the closure of the Louisiana mill, a $30 million pre-tax charge ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a $53 million pre-tax charge ($32 million after taxes) for costs associated with the company’s 2008 overhead reduction program, an $8 million pre-tax charge ($5 million after taxes) related to the closure of the company’s Ace Packaging business, and a $4 million pre-tax charge ($2 million after taxes) associated with the reorganization of Shorewood operations.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. EST / 9 a.m. CST today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Fourth-Quarter Earnings Call. The conference ID number is 48748739. Participants should call in no later than 9:45 a.m. EST/8:45 a.m. CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 48748739.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 56,000 people in more than 20 countries and serves customers worldwide. 2009 net sales were more than $23 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for its products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566; and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30, 2009		Twelve Months Ended December 31,
	2009		2008				2009		2008
Net Sales	$5,977		$6,546		$5,919		$23,366		$24,829

Costs and Expenses
Cost of products sold	3,950	(a)	5,022		3,758	(k)	15,220	(n)	18,742	(s)
Selling and administrative expenses	496	(b)	509	(f)	527	(l)	2,031	(o)	1,947	(t)
Depreciation, amortization and cost of timber harvested	384		382		378		1,472		1,347
Distribution expenses	318		324		299		1,175		1,286
Taxes other than payroll and income taxes	43		46		48		188		182
Restructuring and other charges	1,040	(c)	218	(g)	151	(m)	1,353	(p)	370	(u)
Gain on sale of mineral rights	—		—		—		—		(261)
Forestland sales	—		—		—		—		(6)	(v)
Impairment of goodwill	—		1,777	(h)	—		—		1,777	(h)
Net losses on sales and impairments of businesses	11	(d)	—		—		59	(q)	106	(w)
Interest expense, net	163		186		169		669		492

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	(428)	(a -d)	(1,918)	(f-h)	589	(k-m)	1,199	(n-q)	(1,153)	(h,s-w)
Income tax provision (benefit)	(321)	(e)	(112)	(i)	212		469	(r)	162	(i)
Equity earnings (losses), net of taxes	10		(2)		—		(49)		49

Earnings (Loss) From Continuing Operations	(97)	(a-e)	(1,808)	(f-i)	377	(k-m)	681	(n-r)	(1,266)	(h,i, s-w)
Discontinued operations, net of taxes	—		5	(j)	—		—		(13)	(x)

Net Earnings (Loss)	$(97)	(a-e)	$(1,803)	(f-j)	$377	(k-m)	$681	(n-r)	$(1,279)	(h,i, s-x)
Less: Net earnings attributable to noncontrolling interests	4		(12)		6		18		3

Net Earnings (Loss) Attributable to International Paper Company	$(101)	(a-e)	$(1,791)	(f-j)	$371	(k-m)	$663	(n-r)	$(1,282)	(h,i, s-x)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$(0.24)	(a-e)	$(4.26)	(f-i)	$0.87	(k-m)	$1.56	(n-r)	$(3.02)	(h,i, s-w)
Discontinued operations	—		0.01	(j)	—		—		(0.03)	(x)

Net earnings (loss)	$(0.24)	(a-e)	$(4.25)	(f-j)	$0.87	(k-m)	$1.56	(n-r)	$(3.05)	(h,i, s-x)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$(0.24)	(a-e)	$(4.26)	(f-i)	$0.87	(k-m)	$1.55	(n-r)	$(3.02)	(h,i, s-w)
Discontinued operations	—		0.01	(j)	—		—		(0.03)	(x)

Net earnings(loss)	$(0.24)	(a-e)	$(4.25)	(f-j)	$0.87	(k-m)	$1.55	(n-r)	$(3.05)	(h,i, s-x)

Average Shares of Common Stock Outstanding-Diluted	426.7		421.2		428.7		428.0		421.0

Cash Dividends Per Common Share	$0.025		$0.25		$0.025		$0.325		$1.00

Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$(101)		$(1,796)		$371		$663		$(1,269)
Discontinued operations, net of tax	—		$5		$—		—		(13)

Net Earnings (loss)	$(101)		$(1,791)		$371		$663		$(1,282)

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax gain of $516 million ($469 million after taxes) related to alternative fuel mixture credits.

(b)	Includes a pre-tax charge of $15 million ($10 million after taxes) for integration costs associated with the acquisition of the Containerboard, Packaging and Recycling business (CBPR) in August 2008.

(c)	Includes pre-tax charges of $469 million ($286 million after taxes), $290 million ($177 million after taxes), and $102 million ($62 million after taxes) for shutdown costs for the Albany, Franklin, and Pineville mills, respectively, a pre-tax charge of $82 million ($50 million after taxes) for costs related to the shutdown of a paper machine at the Valliant mill, a pre-tax charge of $23 million ($15 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $58 million ($35 million after taxes) for early debt extinguishment costs, a charge of $9 million (before and after taxes) for severance and other costs associated with the planned closure of the Etienne mill in France, and pre-tax charges of $5 million ($3 million after taxes) and $2 million ($1 million after taxes) for costs associated with the reorganization of the Company's xpedx and Shorewood operations, respectively.

(d)	Includes a pre-tax charge of $8 million (before and after taxes) to write down the assets at the Etienne mill in France to estimated fair value.

(e)	Includes a $15 million write-off of a deferred tax asset for a recycling tax credit in the state of Louisiana.

(f)	Includes a pre-tax charge of $26 million ($16 million after taxes) for integration costs associated with the acquisition of the CBPR business.

(g)	Includes a pre-tax charge of $123 million ($75 million after taxes) for shutdown costs for the Louisiana mill, a pre-tax charge of $30 million ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a pre-tax charge of $53 million ($32 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $8 million ($5 million after taxes) for closure costs associated with the Ace Packaging business, and a pre-tax charge of $4 million ($2 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations.

(h)	Includes a charge of $1.3 billion (before and after taxes) for the impairment of goodwill in the Company's U.S. printing papers business and charges of $379 million and $59 million (before and after taxes) for the impairment of goodwill in the Company's U.S. and European coated paperboard businesses.

(i)	Includes a $40 million tax benefit for a reduction in deferred taxes related to the restructuring of the Company’s international operations.

(j)	Includes pre-tax gains of $9 million ($5 million after taxes) for adjustments to reserves associated with the sale of discontinued businesses.

(k)	Includes a pre-tax gain of $525 million ($320 million after taxes) related to alternative fuel mixture credits.

(l)	Includes a pre-tax charge of $18 million ($11 million after taxes) for integration costs associated with the acquisition of the CBPR business.

(m)	Includes a pre-tax charge of $39 million ($24 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $102 million ($62 million after taxes) for early debt extinguishment costs, a charge of $7 million (before and after taxes) for costs associated with the planned closure of the Etienne mill in France, and a pre-tax charge of $3 million ($2 million after taxes) for other items.

(n)	Includes a pre-tax gain of $2.1 billion ($1.4 billion after taxes) related to alternative fuel mixture credits.

(o)	Includes a pre-tax charge of $87 million ($54 million after taxes) for integration costs associated with the acquisition of the CBPR business.

(p)	Includes pre-tax charges of $469 million ($286 million after taxes), $290 million ($177 million after taxes), and $102 million ($62 million after taxes) for shutdown costs for the Albany, Franklin, and Pineville mills, respectively, a pre-tax charge of $82 million ($50 million after taxes) for costs related to the shutdown of a paper machine at the Valliant mill, a pre-tax charge of $148 million ($92 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $185 million ($113 million after taxes) for early debt extinguishment costs, a pre-tax charge of $23 million ($28 million after taxes) for closure costs associated with the Inverurie, Scotland mill, a charge of $31 million (before and after taxes) for severance and other costs associated with the planned closure of the Etienne mill in France, and a pre-tax charge of $23 million ($14 million after taxes) for other items.

(q)	Includes a charge of $56 million (before and after taxes) to write down the assets at the Etienne mill to estimated fair value.

(r)	Includes a $156 million tax expense for the write off of deferred tax assets in France, a $15 million write-off of a deferred tax asset for a recycling tax credit in the state of Louisiana, and a $26 million tax benefit related to the settlement of the 2004 and 2005 U.S. federal income tax audit.

(s)	Includes a pre-tax charge of $39 million ($24 million after taxes) relating to the write-up of inventory to fair value in connection with the CBPR acquisition.

(t)	Includes a pre-tax charge of $45 million ($28 million after taxes) for integration costs associated with the acquisition of the CBPR business.

(u)	Includes a pre-tax charge of $123 million ($75 million after taxes) for shutdown costs for the Louisiana mill, a pre-tax charge of $30 million ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a pre-tax charge of $53 million ($32 million after taxes) for severance costs associated with the Company's 2008 overhead cost reduction initiative, a $75 million pre-tax charge ($47 million after taxes) for adjustments to legal reserves, a pre-tax charge of $30 million ($19 million after taxes) for costs associated with the reorganization of the Company's Shorewood operations, a pre-tax charge of $53 million ($33 million after taxes) to write off deferred supply chain initiative development costs for U.S. container operations that will not be implemented due to the CBPR acquisition, a pre-tax charge of $8 million ($5 million after taxes) for closure costs associated with the Ace Packaging business, and a gain of $2 million (before and after taxes) for adjustments to previously recorded reserves and other charges associated with the Company’s Transformation Plan.

(v)	Reflects adjustments of estimated transaction costs accrued in connection with the 2006 Transformation Plan forestland sales.

(w)	Includes a pre-tax charge of $107 million ($84 million after taxes) to write down the assets of the Inverurie, Scotland mill to estimated fair value.

(x)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business, pre-tax gains of $9 million ($5 million after taxes) for adjustments to reserves associated with the sale of discontinued businesses, and the operating results of certain wood products facilities.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

(In millions except for per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2009	Twelve Months Ended December 31,
	2009	2008		2009	2008
Earnings Before Special Items	$101	$89	$157	$378	$855

Restructuring and other charges	(638)	(132)	(95)	(853)	(227)
CBPR business integration costs	(10)	(16)	(11)	(54)	(52)
Alternative fuel mixture credits	469	—	320	1,413	—
Forestland sales	—	—	—	—	4
Impairments of goodwill	—	(1,777)	—	—	(1,777)
Net losses on sales and impairments of businesses	(8)	—	—	(56)	(83)
Income tax adjustments	(15)	40	—	(165)	11

Earnings (Loss) from Continuing Operations	(101)	(1,796)	371	663	(1,269)
Discontinued operations	—	5	—	—	(13)

Net Earnings (Loss) as Reported	$(101)	$(1,791)	$371	$663	$(1,282)

	Three Months Ended December 31,		Three Months Ended September 30, 2009	Twelve Months Ended December 31,
Diluted Earnings per Common Share	2009	2008		2009	2008

Earnings Per Share Before Special Items	$0.24	$0.21	$0.37	$0.88	$2.01

Restructuring and other charges	(1.52)	(0.35)	(0.22)	(2.00)	(0.54)
CBPR business integration costs	(0.02)	—	(0.03)	(0.13)	(0.12)
Alternative fuel mixture credits	1.11	—	0.75	3.32	—
Forestland sales	—	—	—	—	0.01
Impairments of goodwill	—	(4.22)	—	—	(4.22)
Net losses on sales and impairments of businesses	(0.02)	—	—	(0.13)	(0.19)
Income tax adjustments	(0.03)	0.10	—	(0.39)	0.03

Earnings (Loss) Per Common Share from Continuing Operations	(0.24)	(4.26)	0.87	1.55	(3.02)
Discontinued operations	—	0.01	—	—	(0.03)

Diluted Earnings (Loss) per Common Share	$(0.24)	$(4.25)	$0.87	$1.55	$(3.05)

Notes:

(1) The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2) Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3) Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2009	Twelve Months Ended December 31,
	2009	2008		2009	2008
Industrial Packaging	$2,210	$2,455	$2,230	$8,890	$7,690
Printing Papers	1,525	1,505	1,470	5,680	6,810
Consumer Packaging	785	800	790	3,060	3,195
Distribution	1,675	1,940	1,665	6,525	7,970
Forest Products	25	65	5	45	200
Corporate and Inter-segment Sales	(243)	(219)	(241)	(834)	(1,036)

Net Sales	$5,977	$6,546	$5,919	$23,366	$24,829

Operating Profit by Industry Segment

	Three Months Ended December 31,				Three Months Ended September 30, 2009		Twelve Months Ended December 31,
	2009		2008				2009		2008
Industrial Packaging	$(391	)(2,3,4)	$111	(5)	$410	(2,3,4)	$761	(2,3,4)	$390 (5)
Printing Papers	137	(2,6)	(40	)(7)	363	(2,6)	1,091	(2,6)	474 (7)
Consumer Packaging	63	(2,8)	(3	)(8)	144	(2,8)	433	(2,8)	17 (8)
Distribution	26	(9)	26		21		50	(9)	103
Forest Products	18		38		2		25		409

Operating Profit (Loss) (1)	(147)		132		940		2,360		1,393

Interest expense, net	(163)		(186)		(169)		(669)		(492)
Noncontrolling interest/equity earnings adjustment (10)	4		(13)		5		23		(2)
Corporate items, net	(40)		(21)		(46)		(181)		(103)
Restructuring and other charges	(81)		(53)		(141)		(333)		(179)
Sale of forestlands	—		—		—		—		6
Impairments of goodwill	—		(1,777)		—		—		(1,777)
Net gains (losses) on sales and impairments of businesses	(1)		—		—		(1)		1

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$(428)		$(1,918)		$589		$1,199		$(1,153)

Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes (1)	$6		$—		$—		$(50)		$54

(1)	In addition to the operating profits shown above, International Paper recorded equity earnings, net of taxes, of $6 million for the three months ended December 31, 2009 and $0 million for the three months ended September 30, 2009, equity losses, net of taxes, of $50 million for the twelve months ended December 31, 2009, and equity earnings, net of taxes, of $0 million for the three months ended December 31, 2008 and $54 million for the twelve months ended December 31, 2008, related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.
(2)	Includes gains of $212 million and $221 million in the Industrial Packaging segment, $221 million and $226 million in the Printing Papers segment, and $83 million and $78 million in the Consumer Packaging segment for the three months ended December 31, 2009 and September 30, 2009, respectively, and gains of $849 million in the Industrial Packaging segment, $884 million in the Printing Papers segment, and $330 million in the Consumer Packaging segment for the twelve months ended December 31, 2009, relating to alternative fuel mixture credits.
(3)	Includes charges of $15 million and $18 million for the three months ended December 31, 2009 and September 30, 2009, and $87 million for the twelve months ended December 31, 2009, for CBPR integration costs.
(4)	Includes charges of $469 million, $102 million and $82 million for the three months and twelve months ended December 31, 2009 for shutdown costs for the Albany mill, Pineville mill and a paper machine at the Valliant mill, respectively, charges of $8 million and $56 million for the three months and twelve months ended December 31, 2009, respectively, to write down the assets at the Etienne mill in France to estimated fair value, and charges of $9 million and $7 million for the three months ended December 31, 2009 and September 30, 2009, respectively, and $31 million for the twelve months ended December 31,2009 for severance and other costs related to the planned closure of the Etienne mill, and $2 million for the three months and twelve months ended December 31, 2009 for other items.
(5)	Includes charges of $26 million and $45 million for the three months and twelve months ended December 31, 2008, respectively, for CBPR integration costs, $8 million for the three months and twelve months ended December 31, 2008 for Ace Packaging closure costs, and $39 million for the twelve months ended December 31, 2008 relating to the write-up of inventory to fair value in connection with the CBPR acquisition.
(6)	Includes charges of $223 million for the three months and twelve months ended December 31, 2009 for shutdown costs for the Franklin mill; $1 million and $11 million for the three months ended September 30, 2009 and the twelve months ended December 31, 2009, respectively, related to the shutdown of a paper machine at the Franklin paper mill, the shutdown of the Franklin lumber mill, sheet converting plant and converting innovations center and the Louisiana mill; and a charge of $23 million for the twelve months ended December 31, 2009 for the closure of the Inverurie, Scotland mill.
(7)	Includes charges of $123 million and $30 million for the three and twelve months ended December 31, 2008 for the shutdown of the Louisiana mill and for the shutdown of a paper machine at the Franklin mill, respectively, and $107 million for the twelve months ended December 31, 2008 to write down the assets of the Inverurie, Scotland mill to estimated fair value.
(8)	Includes a charge of $67 million for the three months and twelve months ended December 31, 2009 related to the closure of the Franklin paper mill, charges of $2 million, $4 million, and $2 million for the three months ended December 31, 2009, December 31, 2008 and September 30, 2009, respectively, and $7 million and $30 million for the twelve months ended December 31, 2009 and 2008, respectively, related to the reorganization of the Company’s Shorewood operations.
(9)	Includes a charge of $5 million for the three months and twelve months ended December 31, 2009 related to the reorganization of the Company’s xpedx operations.
(10)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30, 2009	Twelve Months Ended December 31,
	2009	2008		2009	2008
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (4)	1,782	1,879	1,856	7,313	5,298
Containerboard (4)	677	619	580	2,258	2,305
Recycling (4)	521	569	566	2,280	966
Saturated Kraft	43	40	33	126	170
Bleached Kraft	20	17	22	72	82
European Industrial Packaging	256	279	252	1,046	1,123
Asian Industrial Packaging	187	125	200	614	568

Industrial Packaging	3,486	3,528	3,509	13,709	10,512

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	734	744	753	2,882	3,397
European & Russian Uncoated Papers	330	360	304	1,336	1,461
Brazilian Uncoated Papers	311	215	282	1,007	853
Asian Uncoated Papers	41	6	25	81	27

Uncoated Papers	1,416	1,325	1,364	5,306	5,738

Market Pulp (3)	410	386	422	1,524	1,604

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	310	389	324	1,242	1,591
European Coated Paperboard	89	76	86	354	311
Asian Coated Paperboard	231	164	221	859	550
Other Consumer Packaging	39	42	42	169	178

Consumer Packaging	669	671	673	2,624	2,630

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes CBPR volumes from date of acquisition.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	December 31, 2009	December 31, 2008
Assets

Current Assets
Cash and Temporary Investments	$1,892	$1,144
Accounts and Notes Receivable, Net	2,695	3,288
Inventories	2,179	2,495
Deferred Income Tax Assets	368	261
Other	417	172

Total Current Assets	7,551	7,360

Plants, Properties and Equipment, Net	12,688	14,202
Forestlands	757	594
Investments	1,077	1,274
Goodwill	2,290	2,027
Deferred Charges and Other Assets	1,185	1,456

Total Assets	$25,548	$26,913

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$304	$828
Accounts Payable and Accrued Liabilities	3,708	3,927

Total Current Liabilities	4,012	4,755

Long-Term Debt	8,729	11,246
Deferred Income Taxes	2,425	1,957
Pension Benefit Obligation	2,765	3,260
Postretirement and Postemployment Benefit Obligation	538	663
Other Liabilities	824	631

Equity
Invested Capital	4,074	2,739
Retained Earnings	1,949	1,430

Total Shareholders’ Equity	6,023	4,169

Noncontrolling interests	232	232

Total Equity	6,255	4,401

Total Liabilities and Equity	$25,548	$26,913

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Twelve Months Ended December 31,
	2009	2008
Operating Activities
Net earnings (loss) attributable to International Paper Company	$663	$(1,282)
Noncontrolling interests	18	3
Discontinued operations, net of taxes and noncontrolling interests	—	13

Earnings (loss) from continuing operations	681	(1,266)
Depreciation, amortization and cost of timber harvested	1,472	1,347
Deferred income tax expense (benefit), net	160	(81)
Restructuring and other charges	1,353	370
Payments related to restructuring and legal reserves	(38)	(87)
Net losses on sales and impairments of businesses	59	106
Gains on sales of forestlands	—	(3)
Equity loss (earnings), net	49	(49)
Periodic pension expense, net	213	123
Impairment of goodwill	—	1,777
Other, net	227	115
Changes in current assets and liabilities
Accounts and notes receivable	604	451
Inventories	316	48
Accounts payable and accrued liabilities	(321)	(317)
Interest payable	(8)	(31)
Other	(112)	166

Cash Provided by Operations	4,655	2,669

Investment Activities
Invested in capital projects	(534)	(1,002)
Acquisitions, net of cash received	(17)	(6,086)
Proceeds from divestitures	—	14
Equity investment in Ilim	—	(21)
Other	(42)	(102)

Cash Used for Investment Activities	(593)	(7,197)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(10)	(47)
Issuance of common stock	—	1
Issuance of debt	3,229	6,024
Reduction of debt	(6,318)	(696)
Change in book overdrafts	20	(36)
Dividends paid	(140)	(428)
Other	(157)	41

Cash (Used for) Provided by Financing Activities	(3,376)	4,859

Effect of Exchange Rate Changes on Cash	62	(92)

Change in Cash and Temporary Investments	748	239

Cash and Temporary Investments
Beginning of the period	1,144	905

End of the period	$1,892	$1,144